August 1, 2005

Mail Stop 3561

Via US Mail and Facsimile

Mr. Duo Wang
Chief Financial Officer
1111 Corporate Center Road
Suite 203B
Monterey Park, California 91754

Re:	Intra-Asia Entertainment Corporation
	Form 10-KSB for the fiscal year ended December 31, 2004
	Form 10-QSB for the period ended March 31, 2005
	Commission file # 333-75297:

Dear Mr. Wang:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


							Sincerely,



							Linda Cvrkel
Branch Chief